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                                                                    EXHIBIT 99.1


[eXEGENICS LOGO]


                                        Contact:  WaLisa M. Davenport
                                                  EXEGENICS Inc.
                                                  (214) 358-2000

                                                  E. Blair Clark (Investors)
                                                  Kathy Jones, Ph.D. (Media)
                                                  Burns McClellan
                                                  (212) 213-0006


                     eXEGENICS REPORTS 2002 YEAR-END RESULTS
                 -- COMPANY FINISHES 2002 WITH $16.7 MILLION --


DALLAS, MARCH 20, 2003 - EXEGENICS Inc. (Nasdaq: EXEG) today announced results for its year ended December 31, 2002.

For the year ended December 31, 2002, revenues decreased 58 percent to $562,000, down from $1.3 million in 2001. The decrease was due primarily to the completion of funding related to the company's research and development agreement with Bristol-Meyers Squibb (NYSE: BMY), which agreement expired in June 2002.

The company reported a net loss in 2002 of $10.4 million, or ($0.67) per share, as compared to a net loss in 2001 of $8.8 million, or ($0.51) per share. During 2002, the company modified its strategy to increase focus on the acquisition and development of clinical drug candidates and eliminate most internal discovery research. In connection with this strategic redirection, the Company recorded an $864,000 charge, which compares to a similar charge of $560,000 in 2001. In the fourth quarter of 2002, EXEGENICS incurred merger expenses of $2.0 million. These expenses reflect costs associated with the company's agreement to merge with a private entity and subsequent determination by both companies to terminate the merger due to market conditions. Excluding the 2002 merger expenses and strategic redirection charges in both years, the adjusted net loss was 7.6 million, or ($0.48) per share in 2002 compared to $8.2 million, or ($0.52) per share, in 2001.

Research and development expenses in 2002 decreased 18 percent to $3.9 million compared to $4.8 million in 2001. The decrease resulted from the company's discontinuation of certain research programs. General and administrative expenses decreased 26 percent to $4.8 million in 2002 compared to $6.4 million in 2001. The decrease was due primarily to lower legal expenses and reduced personnel costs. At December 31, 2002, the company had cash, cash equivalents, restricted cash and investments of $16.7 million.


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"2002 was a year in which we eliminated unpromising programs, reorganized and initiated new projects and strategies in response to ongoing changes in markets and technology," said Dr. Ronald L. Goode, Chairman, Chief Executive Officer and President of EXEGENICS. "We have taken steps to significantly reduce our use of cash while positioning ourselves to acquire and develop promising human drug candidates that can lead to revenues. To assist us in achieving our goals we have strengthened our board of directors and executive team by adding experienced leaders in our industry."


ABOUT EXEGENICS INC.

EXEGENICS is a company focused on the acquisition and advancement of early stage clinical drug candidates towards FDA approval. The company strategically selects candidates for clinical trial advancement, choosing from technologies acquired or licensed from external sources. For more information, please visit http://www.eXegenicsinc.com.


SAFE HARBOR

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE VALID ONLY AS OF TODAY, AND WE DISCLAIM ANY OBLIGATION TO UPDATE THIS INFORMATION. THESE STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL FUTURE EXPERIENCE AND RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE. THESE STATEMENTS ARE BASED ON OUR CURRENT BELIEFS AND EXPECTATIONS AS TO SUCH FUTURE OUTCOMES. DRUG DISCOVERY AND DEVELOPMENT INVOLVE A HIGH DEGREE OF RISK. IN ADDITION, WE MAY NOT BE SUCCESSFUL IN OUR EFFORTS TO OUTLICENSE CERTAIN OF OUR NON-CORE TECHNOLOGIES OR TO ACQUIRE CLINICAL CANDIDATES FROM OUTSIDE SOURCES. FACTORS THAT MIGHT CAUSE SUCH A MATERIAL DIFFERENCE INCLUDE, AMONG OTHERS, UNCERTAINTIES RELATED TO THE ABILITY TO ATTRACT AND TO RETAIN PARTNERS FOR OUR TECHNOLOGIES, THE IDENTIFICATION OF LEAD COMPOUNDS, THE SUCCESSFUL PRE-CLINICAL DEVELOPMENT THEREOF, THE COMPLETION OF CLINICAL TRIALS, THE FDA REVIEW PROCESS AND OTHER GOVERNMENTAL REGULATION, ANY PHARMACEUTICAL COLLABORATOR'S ABILITY TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE DRUG CANDIDATES, COMPETITION FROM OTHER PHARMACEUTICAL COMPANIES, PRODUCT PRICING AND THIRD PARTY REIMBURSEMENT, AND OTHER FACTORS DESCRIBED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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                                 EXEGENICS INC.
                         Condensed Financial Highlights
                             ($,000 except EPS Data)


                                                  YEAR ENDED DECEMBER 31,
INCOME STATEMENT                                 2002               2001
                                              ------------      ------------

Revenues                                      $        562      $      1,333

Research and development                             3,948             4,843
General and administrative expenses                  4,770             6,448
Expenses related to strategic redirection              864               560
Merger expenses                                      2,010                --
                                              ------------      ------------
Operating loss                                     (11,030)          (10,518)
Other income (expense)                                 672             1,733
                                              ------------      ------------
Net loss                                           (10,358)           (8,785)
Preferred stock dividend                              (169)             (180)
                                              ------------      ------------
Net loss to common stockholders               $    (10,527)     $     (8,965)
                                              ============      ============

Basic and diluted loss per common share       $      (0.67)     $      (0.57)
                                              ============      ============

Weighted average shares outstanding                 15,672            15,749
                                              ============      ============


                                  DECEMBER 31,
BALANCE SHEET                2002             2001
                         ------------     ------------
Total assets             $     17,515     $     27,625
Working capital                15,924           24,949
Shareholder's equity     $     16,074     $     26,121